MAA Announces Acquisition

MEMPHIS, Tenn., Aug. 29, 2011 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Birchall at Ross Bridge, a 240-unit upscale apartment community located in the highly desirable South sub-market of Hoover, Alabama in the Birmingham metropolitan statistical area.

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Birchall at Ross Bridge is a condo-quality community that was developed in 2009. The community offers a mix of 1, 2 and 3 bedroom floor plans with an average unit size of 1,182 square feet. The units offer luxury amenities including stainless steel appliances and granite counter tops. The community contains a resort-style pool, secluded trails and various resident centers, and is in walking distance of restaurants, specialty retailers and offices.

Birchall at Ross Bridge is located in Hoover, Alabama in the mixed-use Ross Bridge master planned community that includes one of the premier Robert Trent Jones Golf Trail courses and was named Best Community in America 2010 by the National Association of Home Builders. Hoover, Alabama, situated at the intersection of I-65 and I-459 roughly 8 miles south of Downtown Birmingham, boasts one of the highest-ranked public school systems in Alabama and is the sixth-largest municipality in Alabama.

Commenting on the announcement, Al Campbell, EVP and CFO, said, "We are very pleased to add Birchall at Ross Bridge to our Alabama portfolio in the Birmingham market. Birmingham is home to several Fortune 500/1000 headquarters and hosts an extensive transportation network offering easy access to several other major markets. We believe the Birmingham economy will support strong leasing fundamentals for the foreseeable future."

The acquisition was funded by common stock issuances through MAA's at-the-market program and borrowings under our current credit facilities.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,426 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com